Exhibit 99.1

Hillenbrand Reports Continued Strength in First Quarter 2018 Financial Results

•	Revenue of $397 million grew 12% year over year driven by Process Equipment Group revenue growth of 19%

•	GAAP EPS of $0.28 decreased 18% primarily due to a higher effective tax rate as a result of tax reform; adjusted EPS of $0.54 increased 29%

•	Order backlog grew 37% over the prior year to $711 million driven by plastics projects and separation equipment

•	Cash flow from operations of $27 million increased $76 million primarily due to the $80 million contribution to the pension plan in the prior year

•	Fiscal 2018 EPS guidance for tax reform impact: GAAP EPS revised to $1.98 - $2.10 from $2.11 - $2.23; adjusted EPS raised to $2.28 - $2.40 from $2.16 - $2.28

BATESVILLE, Ind., January 31, 2018 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the first quarter of fiscal 2018, which ended December 31, 2017.

First Quarter Results

Revenue of $397 million grew 12% over the prior year, or 8% excluding the impact of foreign currency. The growth was driven by an increase of 19% in the Process Equipment Group, which was partially offset by a decrease of 1% in the Batesville segment.

Net income decreased 17% to $18 million, or $0.28 per share. The decrease in net income was primarily due to a higher effective tax rate of 55.4% compared to 23.4% in fiscal 2017. The increase in the effective tax rate was largely a result of the Tax Cuts and Jobs Act of 2017. In accordance with the new legislation, the company provisionally recognized $29 million as a one-time tax expense on unremitted foreign earnings. That expense was partially offset by the reduced U.S. tax rate on current year income and the provisional revaluation of domestic net deferred tax liabilities of $15 million at the reduced rate.

Adjusted net income increased 28% to $35 million, or $0.54 per share. The adjusted effective tax rate decreased 440 basis points to 22.1% primarily due to the lower U.S. tax rate from tax reform. Adjusted net income includes a benefit of approximately $0.03 per share resulting from the lower U.S. statutory rate on earnings in the quarter. Adjusted EBITDA increased 16% to $65 million, and adjusted EBITDA margin increased 60 basis points to 16.4%, driven by strong operating leverage in the Process Equipment Group, which was partially offset by lower margins in the Batesville business. Operating cash flow increased by $76 million primarily as a result of the pension contribution in the prior year that did not repeat in fiscal 2018.

“We are off to a strong start for 2018 with continued momentum in the Process Equipment Group.  We remain closely aligned with our customers by providing applications expertise and highly engineered product solutions to solve their most challenging business needs.  As a result, we delivered continued revenue growth, strong operating leverage, and a solid order backlog,” said Joe Raver, President and CEO of Hillenbrand.

Process Equipment Group

Process Equipment Group revenue grew 19% over the prior year to $264 million. Excluding the impact of foreign currency, revenue increased 14%. Revenue growth was driven by screening and separating equipment, including machines used to process proppants for hydraulic fracturing, and continued strength in plastics projects. Adjusted EBITDA margin increased 250 basis points to 17.3%, due to strong operating leverage. Order backlog finished the quarter at $711 million, 37% higher than the prior year with growth in all of the businesses, or 26% excluding the foreign currency impact. Sequentially, backlog increased $79 million, or 12%, over the fourth quarter of fiscal 2017.

Batesville

Batesville revenue of $133 million decreased 1% compared to the prior year. The decline was primarily the result of lower demand for burial caskets, due to what is estimated to be an increased rate at which families opted for cremation. Adjusted EBITDA margin of 21.0% was 200 basis points lower than the prior year as the impact of lower burial volume and cost inflation were partially offset by productivity initiatives.

Fiscal 2018 Guidance

Hillenbrand is updating its 2018 EPS guidance based on tax reform, which results in a lower expected adjusted effective tax rate for the fiscal year of 26% to 28%, down from the previous estimate of approximately 31%.

•	GAAP EPS revised to $1.98 - $2.10 from $2.11 - $2.23

•	Adjusted EPS raised to $2.28 - $2.40 from $2.16 - $2.28

“At our Investor Day in December, we laid out our strategy and long term financial targets. We are executing against those targets and are pleased with the strong performance the businesses delivered this quarter,” continued Raver. “We are disciplined in our capital allocation and expect to realize benefits from tax reform that will help fuel our investment in initiatives to accelerate profitable growth. We remain focused on leveraging the Hillenbrand Operating Model to execute our strategy as we drive continued shareholder value creation.”

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, February 1, 2018
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 5275987
Webcast link: http://ir.hillenbrand.com (archived through Friday, March 2, 2018)

Replay -Conference Call
Date/Time: Available until midnight ET, Thursday, February 15, 2018
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Conference call ID number: 5275987

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the company’s website (http://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude expenses associated with business acquisition, development, and integration, and restructuring and restructuring related charges. The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the Tax Act. Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Free cash flow (FCF) is defined as cash flow from operations less capital expenditures. We use the related term, free cash flow to net income conversion rate to refer to free cash flow divided by GAAP net income. Hillenbrand considers FCF and free cash flow to net income conversion rate important indicators of the Company’s liquidity, as well as its ability to fund future growth and to provide a return to shareholders. FCF does not include deductions for debt service (repayments of principal), other borrowing activity, dividends on the Company’s common stock, repurchases of the company’s common stock, business acquisitions, and other items.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries around the world. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our employees through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2017	2016
Net revenue	$397.2	$356.1
Cost of goods sold	250.9	230.1
Gross profit	146.3	126.0
Operating expenses	89.2	82.8
Amortization expense	7.6	7.2
Interest expense	6.3	6.1
Other (expense) income, net	(0.4)	(1.3)
Income before income taxes	42.8	28.6
Income tax expense	23.7	6.7
Consolidated net income	19.1	21.9
Less: Net income attributable to noncontrolling interests	1.0	0.2
Net income(1)	$18.1	$21.7

Net income(1) — per share of common stock:
Basic earnings per share	$0.28	$0.34
Diluted earnings per share	$0.28	$0.34
Weighted average shares outstanding (basic)	63.6	63.7
Weighted average shares outstanding (diluted)	64.1	64.1

Cash dividends per share	$0.2075	$0.2050

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Three Months Ended December 31,
	2017	2016
Net cash provided by (used in) operating activities	$26.9	$(48.7)
Net cash used in investing activities	(5.4)	(4.5)
Net cash (used in) provided by financing activities	(12.6)	49.5
Effect of exchange rate changes on cash and cash equivalents	2.9	(1.7)
Net cash flows	11.8	(5.4)

Cash and cash equivalents:
At beginning of period	66.0	52.0
At end of period	$77.8	$46.6

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2017	2016
Net Income(1)	$18.1	$21.7
Restructuring and restructuring related	0.5	8.1
Business acquisition, development, and integration	2.3	0.3
Tax Act(2)	14.3	—
Tax effect of adjustments	(0.7)	(3.1)
Adjusted Net Income(1)	$34.5	$27.0

Diluted EPS	$0.28	$0.34
Restructuring and restructuring related	0.01	0.13
Business acquisition, development, and integration	0.04	—
Tax Act(2)	0.22	—
Tax effect of adjustments	(0.01)	(0.05)
Adjusted Diluted EPS	$0.54	$0.42

(1) Net income attributable to Hillenbrand
(2) The revaluation of the deferred tax balances and the tax on unremitted foreign earnings

	Three Months Ended December 31,
	2017	2016
Adjusted EBITDA:
Process Equipment Group	$45.6	$32.7
Batesville	27.9	31.0
Corporate	(8.3)	(7.3)
Less:	0
Interest income	(0.5)	(0.2)
Interest expense	6.3	6.1
Income tax expense	23.7	6.7
Depreciation and amortization	13.8	15.0
Business acquisition, development, and integration	2.3	0.3
Restructuring and restructuring related	0.5	6.6
Consolidated net income	$19.1	$21.9

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
target	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters, including our expectations regarding the effects of the changes in the U.S. tax legislation on our business and our related plans; and changes to legislation, regulation, treaties or government policy resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2017, filed with the Securities and Exchange Commission on November 15, 2017, and in Part II, Item IA of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2017, filed with the Securities and Exchange Commission on January 31, 2018. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com